Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2005 relating to the financial statements, managements assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders, which is incorporated by reference in Sepracor Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the incorporation by reference of our report dated March 15, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

December 15, 2005